EXHIBIT 1

                                 THIRD AMENDMENT
                                 ---------------

                  Third Amendment (this "Amendment"), dated May 15, 2001, between Marketing Services Group, Inc., a Nevada corporation ("Company"), and General Electric Capital Corporation ("GE Capital"), a New York corporation.

                              W I T N E S S E T H:

                  WHEREAS, GE Capital is the holder of a warrant, as amended, dated December 24, 1997 (the "Warrant"), to purchase up to 10,670,000 shares of common stock, par value $.01 per share, of Company (the "Common Stock"); and

                  WHEREAS, Company and GE Capital desire to amend the terms of the Warrant as set forth herein;

                  NOW, THEREFORE, in consideration of the premises hereinafter contained, it is agreed as follows:

                  1. Amendment of the Warrant. The Warrant is hereby amended as follows:

                        (a) The number of shares of Common Stock that GE Capital is entitled to purchase, at a purchase price of $0.01 per share, pursuant to the terms of the Warrant is reduced from 10,670,000 to 7,500,000, and each and every reference to 10,670,000 is hereby deleted in its entirety and replaced with 7,500,000.

                        (b) The definition of "Earnings per Share" in Section 1 of the Warrant is hereby deleted in its entirety.

                        (c) The definition of "Qualified Secondary Offering" in
Section 1 of the Warrant is hereby deleted in its entirety.

                        (d) The first Paragraph of Section 2.1 is hereby deleted in its entirety and replaced with the following:

                        "2.1 Manner of Exercise. From and after the date hereof and until 5:00 P.M., New York Time, on the Expiration Date (the "Exercise Period"), Holder may exercise this Warrant, on any Business Day, for all or any part of the number of shares of Common Stock purchasable hereunder."


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                        (e) Section 4.1 of the Warrant is hereby deleted in its
entirety and replaced with the following:

                        "4.1 Intentionally Omitted."

                        The last paragraph of Section 4.3(a), beginning "If pursuant to Section 4.1 above", is hereby deleted in its entirety.

                  2. Full Force and Effect. Except as specifically amended hereby, all of the terms and provisions of the Warrant shall remain in full force and effect.

                  3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

                  4. Effective Date. This Amendment shall become effective on the date hereof; provided, however, that in the event that the Stipulation of Settlement, dated May 15, 2001 in Civil Action Number 99 Civ. 10560 (AKH), pending before the United States District Court, Southern District of New York shall not have been approved by July 13, 2001, this Amendment shall become null and void and the Warrant shall remain in full force and effect.

                  IN WITNESS WHEREOF, Company and GE Capital have executed this Amendment as of the day and year first above written.

                              MARKETING SERVICES GROUP, INC.



                              By:        /s/ Jeremy Barbera
                                       -----------------------------------
                                       Name: Jeremy Barbera
                                       Title: Chairman and CEO


                              GENERAL ELECTRIC CAPITAL CORPORATION



                              By:        /s/ Jonathan K. Sprole
                                       -----------------------------------
                                       Name: Jonathan K. Sprole
                                       Title: Dept. Operations Manager